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MAY NEWS


THE MAY DEPARTMENT STORES COMPANY REPORTS
RESULTS FOR THE SECOND QUARTER AND
FIRST SIX MONTHS OF FISCAL 2003

     ST. LOUIS, Aug. 12, 2003 - The May Department Stores Company [NYSE: MAY] today announced results for the second quarter of fiscal 2003.
     For the 13 weeks ended Aug. 2, 2003, net loss per share was 39 cents, compared with earnings per share of 22 cents in the similar period a year ago. Net loss was $110 million, compared with net earnings of $69 million the prior year. Second quarter 2003 results include a charge of $318 million, or 69 cents per share, for asset impairment and other costs related to the recently announced divestiture of 34 stores. Excluding these costs, second quarter 2003 earnings were $92 million, or 30 cents per share. Second quarter 2002 earnings include $59 million, or 12 cents per share, of division combination costs. Excluding this charge, second quarter 2002 net earnings were $106 million, or 34 cents per share.
     Second-quarter net sales were $3.00 billion, a 1.0% decrease, compared with $3.03 billion in 2002. Store-for-store sales decreased 3.1% for the quarter.
     For the six months ended Aug. 2, 2003, net loss per share was 16 cents, compared with earnings per share of 45 cents in 2002. Net loss was $38 million versus net earnings of $139 million a year ago. Results for the first six months of 2003 include store divestiture costs of $318 million, or 69 cents per share, and a $31 million, or 10 cents per share, tax credit recorded following the resolution of various federal and state income tax issues. Results for the first six months of 2002 include division combination charges of $99 million, or 20 cents per share.
     Net sales for the first six months of 2003 were $5.87 billion, a 4.1% decrease, compared with $6.13 billion in the similar 2002 period. Store-for-store sales decreased 6.0% for the first half of fiscal 2003.
     During the 2003 second quarter, the company announced its intention to divest 32 Lord & Taylor stores, a Famous-Barr store, and a Jones Store location. When the divestitures are completed, the company expects to save approximately $50 million, or 10 cents per share, annually. May also announced the acquisition of Modern Tuxedo, the leading tuxedo rental and sales retailer in the Chicago metropolitan area, as well as a licensing agreement with Hearst Magazines to jointly market a variety of home merchandise under the House Beautiful trademark beginning in 2005.

                                     - more -






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     Year-to-date, May has opened six new department stores: two Foley's stores in Houston, Texas, and Lake Charles, La.; two Kaufmann's stores - both in Columbus, Ohio; a Filene's store in Brockton, Mass.; and a Meier & Frank store in Ogden, Utah. Five department stores will open in the second half of 2003: a Lord & Taylor store in Miami; a Famous-Barr store in Columbia, Mo.; a Foley's store in Dallas; a Hecht's store in Richmond, Va.; and a Kaufmann's store in Pittsburgh. Year-to-date store openings for May's Bridal Group include 11 David's Bridal stores and three After Hours Formalwear stores, as well as 25 Modern Tuxedo stores acquired by After Hours.
     At the end of the second quarter, May operated 447 department stores under the names of Lord & Taylor, Famous-Barr, Filene's, Foley's, Hecht's, Kaufmann's, L.S. Ayres, Meier & Frank, Robinsons-May, Strawbridge's, and The Jones Store, as well as 191 David's Bridal stores, 259 After Hours Formalwear stores, and 10 Priscilla of Boston stores. May operates in 45 states, the District of Columbia, and Puerto Rico.

                                        #  #  #

     This release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. While this release reflects all available information and management's judgment and estimates of current and anticipated conditions and circumstances and is prepared with the assistance of specialists within and outside the company, there are many factors outside of our control that have an impact on our operations. Such factors include, but are not limited to competitive changes, general and regional economic conditions, consumer preferences and spending patterns, availability of adequate locations for building or acquiring new stores, our ability to hire and retain qualified associates, and our ability to manage the business to minimize the risk of disruption to sales and customer service as a result of the combinations. Because of these factors, actual performance could differ materially from that described in forward-looking statements.



              CONDENSED CONSOLIDATED FINANCIAL INFORMATION FOLLOWS






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                               THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
                                  CONDENSED CONSOLIDATED RESULTS OF OPERATIONS
                                                  (unaudited)

(millions, except per share)
                                          13 Weeks Ended                         26 Weeks Ended
                               Aug. 2, 2003         Aug. 3, 2002           Aug. 2, 2003     Aug. 3, 2002
                                      % to                 % to                   % to             % to
                              $     Net Sales      $     Net Sales        $    Net Sales     $   Net Sales
Net sales                 $ 3,000              $ 3,030                $ 5,873            $ 6,126

Cost of sales:
  Recurring                 2,118     70.6%      2,119     69.9%        4,206    71.6%     4,322   70.6%
  Restructuring markdowns       -      0.0          20      0.7             -     0.0         20    0.3

Selling, general, and
   administrative expenses    657     21.9         657     21.7         1,297    22.1      1,315   21.5
Restructuring costs           318     10.6          39      1.3           318     5.4         79    1.3
Interest expense, net          80      2.7          86      2.8           160     2.7        169    2.7

Earnings (loss) before
   income taxes              (173)    (5.8)        109      3.6          (108)   (1.8)       221    3.6

Provision (credit) for
   income taxes               (63)    37.0*         40     36.6*          (70)   65.4*        82   37.0*

Net earnings (loss)       $  (110)    (3.6)%   $    69      2.3%      $   (38)   (0.6)%  $   139    2.3%

Diluted earnings (loss)
   per share              $ (0.39)             $  0.22                $ (0.16)           $  0.45

Excluding restructuring
   costs:
   Net earinings          $    92      3.1%    $   106      3.5%      $   163     2.8%   $   201    3.3%
   Diluted earnings
      per share           $  0.30              $  0.34                $  0.53            $  0.65

Dividends paid
   per common share       $  0.24              $  0.23-3/4            $  0.48             $ 0.47-1/2

Diluted average shares
   and equivalents          289.8                308.9                  289.8              308.9

 * Percent represents effective income tax rate.

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                 Net Sales - Percent Decrease from Prior Year

Net sales include merchandise sales and lease department income.
Store-for-store sales compare sales of stores open during both years beginning the first day a new store has prior-year sales and excludes sales of stores closed during both periods.

                     13 Weeks Ended         26 Weeks Ended
                      Aug. 2, 2003           Aug. 2, 2003
                           Store-for-             Store-for-
                    Total    Store         Total    Store
                    (1.0)%   (3.1)%        (4.1)%   (6.0)%









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                          THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
                                 CONDENSED CONSOLIDATED BALANCE SHEET
                                             (unaudited)

(millions)
                                Aug. 2,    Aug. 3,           LIABILITIES AND            Aug. 2,    Aug. 3,
ASSETS                             2003       2002           SHAREOWNERS' EQUITY           2003       2002

Cash and cash equivalents      $     77   $     96           Notes payable             $    138   $      -
Accounts receivable, net          1,479      1,579           Current maturities of
Merchandise inventories           2,932      2,993              long-term debt              164        268
Other current assets                 83         55           Accounts payable and
Total Current Assets              4,571      4,723              accrued expenses          2,094      2,135
                                                             Total Current Liabilities    2,396      2,403
Property and equipment, net       5,202      5,349
Goodwill and other intangibles    1,627      1,610           Long-term debt               3,934      4,327
Other assets                        131        118           Deferred income taxes          816        716
                                                             Other liabilities              371        374
                                                             ESOP preference shares         249        279
                                                             Unearned compensation          (91)      (152)
                                                             Shareowners' equity          3,856      3,853

                                                             Total Liabilities and
Total Assets                   $ 11,531   $ 11,800              Shareowners' Equity    $ 11,531   $ 11,800

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

                      THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
                        CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                      (unaudited)

(millions)                                                           26 Weeks Ended
                                                             Aug. 2,                Aug. 3,
                                                                2003                   2002
Operating activities:
   Net earnings (loss)                                      $    (38)             $    139
   Depreciation and amortization                                 280                   262
   Asset impairment                                              315                     -
   Decrease in working capital and other                           1                   244
Total operating activities                                       558                   645

Investing activities:
   Net additions to property and equipment                      (333)                 (377)
   Business combination                                          (16)                    -
Total investing activities                                      (349)                 (377)

Financing activities:
   Net issuances (payments) of notes payable
      and long-term debt                                         (28)                  (91)
   Net (purchases) issuances of common stock                     (13)                   12
   Dividend payments                                            (146)                 (145)
Total financing activities                                      (187)                 (224)

Increase in cash and cash equivalents                             22                    44

Cash and cash equivalents, beginning of period                    55                    52

Cash and cash equivalents, end of period                    $     77              $     96


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              THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
             NOTES TO CONDENSED CONSOLIDATED FINANCIAL INFORMATION




Interim Results

The unaudited condensed consolidated results of operations have been prepared in accordance with the company's accounting policies as described in the 2002
Annual Report to Shareowners and should be read in conjunction with that report. In the opinion of management, this information is fairly presented and all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the results for the interim periods have been included; however, certain items are included in this statement based on estimates for the entire year. Operating results of periods, which exclude the Christmas season, may not be indicative of the operating results that may be expected for the fiscal year.


Cost of Sales

For the 13 weeks ended Aug. 2, 2003, recurring cost of sales as a percent of net sales increased 0.7%, principally due to a 0.4% increase in occupancy costs and a 0.5% increase in the cost of merchandise. In addition, $20 million of restructuring markdowns were incurred in the second quarter of 2002 related to division combinations to conform merchandise assortments and to synchronize pricing and promotional strategies. For the 26 weeks ended Aug. 2, 2003, recurring cost of sales as a percent of net sales increased 1.0%, principally due to a 0.7% increase in occupancy costs and a 0.4% increase in the cost of merchandise.


Selling, General, and Administrative Expenses (SG&A)

SG&A expenses as a percent of net sales increased from 21.7% in the second quarter of 2002 to 21.9% in the second quarter of 2003, principally due to a 0.3% increase in pension costs and 0.4% in severance costs, offset by a 0.2% decrease in credit expense and a 0.5% decrease in payroll costs. SG&A expenses as a percent of net sales increased from 21.5% in the first six months of 2002 to 22.1% in the first six months of 2003. For the first six months of 2003, pension costs increased 0.3%, payroll costs increased 0.3%, and other expenses increased 0.3%, offset by a 0.3% decrease in credit expense.


Restructuring Costs

Store Divestitures
In the second quarter of 2003, the company announced its intention to divest 34 department stores. The store divestitures will result in asset impairment, severance and other charges of approximately $382 million, of which $318 million were recognized in the second quarter of 2003. Approximately $50 million of the $382 million represents the cash cost of the store divestitures, not including the benefit from future tax credits.

Division Combination Costs
In 2002, charges of $114 million were recognized related to division combinations. Of these charges, $59 million were recognized in the second quarter of 2002, $20 million of which were included as cost of sales. Charges of $99 million were recognized in the first six months of 2002, $20 million of which were included as cost of sales.


Income Taxes

The effective tax rate for the first six months of 2003 was 65.4%, compared with 37.0% for the first six months of 2002. The change is due to a $31 million tax credit recorded in the first quarter of 2003 upon the resolution of various federal and state income tax issues. Excluding the $31 million tax credit, the company's estimated 2003 effective income tax rate is 37.0%.


Diluted Average Shares and Equivalents

Diluted average shares and equivalents for the 2003 second quarter and first six months of 2003 exclude 17 million ESOP shares because their effect is antidilutive.


Trailing Years' Results

Operating results for the trailing years were as follows(millions, except per share):

                                                     52 Weeks Ended
                                                   Aug. 2,    Aug. 3,
                                                      2003       2002

                        Net sales                $ 13,238    $ 13,837
                        Net earnings             $    365    $    622
                        Diluted earnings
                           per share             $   1.15    $   1.97